For the period ended June 30, 2001
File number 811-03422
The Prudential Variable Contract Account - 11



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

	A Special Meeting of Shareholders of Prudential Variable Contract Account - 11 (VCA-11) was held on April 20th, 2001. At this meeting the shareholders of the Fund approved the following resolutions:

Proposal
No.

(1)	RESOLVED, that the proposal to adopt a manager-of-managers
structure for VCA 11 under which the VCA-11 Committee may enter into and make changes to subadvisory agreements without the approval of persons having voting rights be and hereby is approved.

(2)	RESOLVED, that the Management Agreement between VCA - 11 and
Prudential Investments Fund Management LLC (PIFM), in the form presented in the proxy statement, be and hereby is approved.

(3)	RESOLVED, that the Subadvisory Agreement on behalf of VCA  11 between PIFM and Prudential Investment Management, Inc., in the form presented in the proxy statement, be and hereby is approved.

The voting was as follows:

Proposal
No.		Votes For		Votes Against
	Votes Abstaining

(1)		12,370,140		1,926,866
	662,759
(2)		13,143,510		   965,674
	850,581
(3)		13,118,070		   997,513
	844,184